Exhibit 99.1
Oceaneering Announces Record Quarterly Earnings
—Earnings Increase Nearly 40% Sequentially and 35% Year-Over-Year—
July 28, 2005— Houston, Texas — Oceaneering International, Inc. (NYSE:OII) today reported record earnings for the second quarter ended June 30, 2005. On revenue of $236.0 million, Oceaneering generated net income of $14.7 million, or $0.55 per common share. For the first quarter of 2005, Oceaneering reported revenue of $210.7 million and net income of $10.6 million, or $0.40 per common share.
The sequential increase in quarterly earnings of approximately 40% was largely attributable to improved performances from the Remotely Operated Vehicle (ROV), Subsea Products, and Inspection segments.
Summary of Results
(in thousands, except per share amounts)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2005	2004	2005	2005	2004
Revenues	$235,970	$194,653	$210,737	$446,707	$361,281
Gross Margin	$40,567	$32,869	$33,203	$73,770	$58,503
Operating Income	$20,660	$16,831	$14,493	$35,153	$25,788
Net Income	$14,673	$10,912	$10,592	$25,265	$15,742
Diluted Earnings Per Share	$0.55	$0.43	$0.40	$0.95	$0.62
Weighted Average Number of Diluted Shares	26,582	25,589	26,510	26,546	25,483
For the second quarter of 2004, Oceaneering reported revenues of $194.7 million and net income of $10.9 million, or $0.43 per share. The year-over-year quarterly growth in net income of about 35% was primarily due to increases in ROV, Subsea Projects, and Inspection operating profits and equity income from the Medusa Spar.
John Huff, Chairman and Chief Executive Officer, stated, “Results for the quarter continued to demonstrate the benefit of our technical, niche-market business strategy focused on providing deepwater services and subsea products. We achieved record quarterly net income and exceeded the guidance for the quarter given in late April and the average street estimate. Each of our business operations achieved results better than anticipated, led by a best-ever ROV business segment profit performance.
“When compared to the first quarter of this year, operating income from our ROV business improved due to a worldwide escalation in demand for our services, as reflected in our record 81% fleet utilization, and an improvement in average pricing per day-on-hire to an all-time high. Additionally, during the quarter we announced that we would invest $20 million to build 12 new vehicles by year-end, increasing our industry-leading fleet size to approximately 180 vehicles. Three of the 12 vehicles were in service at the end of June.
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“Subsea Products operating performance improved due to a higher profit contribution from our Oceaneering Intervention Engineering operations, particularly on sales of subsea valves and ROV tooling. At the end of the quarter we acquired Grayloc Products for $42 million to expand our specialty, niche-market products offering. Grayloc is the leading oil and gas industry supplier of high-performance clamp connectors used in production manifold, flow line, and valve installations.
“At the end of June our Subsea Products backlog improved to $112 million, up from $91 million at the end of the first quarter. Based primarily on our anticipation of receiving pending umbilical contract awards, we expect our backlog will grow during the rest of this year, setting the stage for a substantial increase in this segment’s profitability in 2006. We expect that our Panama City, Florida umbilical facility will be capable of manufacturing steel tube product around the end of the year.
“Inspection operating income increased due to the continued success of our efforts to secure higher value-added work and the benefit of cost containment initiatives taken last year. The profit contribution from Subsea Projects remained at a high level during the quarter due to the strength of overall subsea activity in the Gulf of Mexico. In the first half of 2005 we have already earned more operating income from these two segments than in all of 2004.
“Based upon our overall earnings performance in the first half of this year and our expectation of achieving improved second half results, led by our ROV and Subsea Products segments, we are narrowing our EPS outlook for 2005 to a record $2.00 to $2.20. For the third quarter, we estimate EPS of $0.55 to $0.65, with the amount of EPS increase over the second quarter largely contingent upon the results of our umbilical manufacturing operation.
“Given our assessment that demand for our oilfield products and services will continue to escalate, we believe 2006 EPS will be in the range of $2.40 to $2.70. This growth is anticipated to be driven by profit improvements from Subsea Products, particularly our umbilical manufacturing operation, and our ROV service business.”
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s anticipated receipt of pending umbilical contract awards, expected 2005 growth in Subsea Products backlog, expected time when the Panama City umbilical plant will be capable of manufacturing steel tube product, expectation of achieving an earnings improvement in the second half of 2005, projected record earnings range for 2005, and EPS forecasts for the third quarter of 2005 and 2006. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain and the timing of new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering’s annual report on Form 10-K for the year ended December 31, 2004 and its other periodic filings with the Securities and Exchange Commission.
Oceaneering is an advanced applied technology company that provides engineered services and hardware to Customers who operate in marine, space, and other harsh environments. Oceaneering’s services and products are marketed worldwide to oil and gas companies, government agencies, and firms in the telecommunications, aerospace, and marine engineering and construction industries.
For further information, please contact Jack Jurkoshek, Investor Relations Manager, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com. A live webcast of Oceaneering’s earnings release conference call, scheduled for July 29, 2005 at 10:00 a.m., Central Time, can be heard at www.companyboardroom.com (enter ticker OII).
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OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2005	Dec. 31, 2004
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $34,398 and $16,781)	$330,237	$276,876
Net Property and Equipment	401,043	401,054
Other Assets	182,408	141,734

TOTAL ASSETS	$913,688	$819,664

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$185,197	$170,672
Long-term Debt	190,589	142,172
Other Long-term Liabilities	55,323	52,383
Shareholders’ Equity	482,579	454,437

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$913,688	$819,664

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
	June 30,	June 30,	March 31,	June 30,
	2005	2004	2005	2005	2004
	(in thousands, except per share amounts)
Revenue	$235,970	$194,653	$210,737	$446,707	$361,281
Cost of Services and Products	195,403	161,784	177,534	372,937	302,778

Gross Margin	40,567	32,869	33,203	73,770	58,503
Selling, General and Administrative Expense	19,907	16,038	18,710	38,617	32,715

Income from Operations	20,660	16,831	14,493	35,153	25,788
Interest Income	93	67	61	154	122
Interest Expense	(2,221)	(2,168)	(2,194)	(4,415)	(4,262)
Equity earnings (losses) of unconsolidated affiliates, net	3,956	2,320	4,092	8,048	3,456
Other Expense, net	260	(263)	(30)	230	(886)

Income before income taxes	22,748	16,787	16,422	39,170	24,218
Provision for Income Taxes	(8,075)	(5,875)	(5,830)	(13,905)	(8,476)

Net Income	$14,673	$10,912	$10,592	$25,265	$15,742

Diluted Earnings per Share	$0.55	$0.43	$0.40	$0.95	$0.62
Weighted average number of common shares and equivalents	26,582	25,589	26,510	26,546	25,483
The above Condensed Consolidated Balance Sheets and Consolidated Statements of Income should be read in conjunction with the Company’s latest Annual Report, Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

SEGMENT INFORMATION

		For the Three Months Ended			For the Six Months Ended
		June 30,	June 30,	March 31,	June 30,	June 30,
		2005	2004	2005	2005	2004
		($ in thousands)
Remotely Operated Vehicles	Revenue	$75,607	$55,081	$67,616	$143,223	$101,486
	Gross margin	$21,041	$14,648	$16,715	$37,756	$25,501
	Gross margin %	28%	27%	25%	26%	25%
	Operating income	$17,501	$12,102	$13,081	$30,582	$20,667
	Days available	15,271	14,561	14,972	30,243	27,307
	Utilization	81%	67%	77%	79%	68%
Subsea Products	Revenue	$49,038	$36,525	$40,678	$89,716	$69,851
	Gross margin	$5,787	$6,676	$2,559	$8,346	$12,373
	Gross margin %	12%	18%	6%	9%	18%
	Operating income	$428	$2,934	$(2,143)	$(1,715)	$4,959
Subsea Projects	Revenue	$23,464	$16,423	$24,478	$47,942	$28,906
	Gross margin	$4,233	$2,023	$4,950	$9,183	$3,499
	Gross margin %	18%	12%	20%	19%	12%
	Operating income	$2,962	$721	$3,806	$6,768	$1,087
Mobile Offshore Production Systems	Revenue	$12,747	$13,128	$11,363	$24,110	$25,895
	Gross margin	$4,559	$4,426	$4,348	$8,907	$8,960
	Gross margin %	36%	34%	38%	37%	35%
	Operating income	$4,068	$3,974	$3,929	$7,997	$8,012
Inspection	Revenue	$43,463	$40,207	$36,932	$80,395	$72,106
	Gross margin	$7,133	$5,337	$4,436	$11,569	$8,257
	Gross margin %	16%	13%	12%	14%	11%
	Operating income	$3,393	$2,555	$1,234	$4,627	$2,653
Advanced Technologies	Revenue	$31,651	$33,289	$29,670	$61,321	$63,037
	Gross margin	$6,495	$6,469	$5,914	$12,409	$11,966
	Gross margin %	21%	19%	20%	20%	19%
	Operating income	$4,353	$4,398	$3,976	$8,329	$8,099
Unallocated Expenses	Gross margin	$(8,681)	$(6,710)	$(5,719)	$(14,400)	$(12,053)
	Operating income	$(12,045)	$(9,853)	$(9,390)	$(21,435)	$(19,689)
TOTAL	Revenue	$235,970	$194,653	$210,737	$446,707	$361,281
	Gross margin	$40,567	$32,869	$33,203	$73,770	$58,503
	Gross margin %	17%	17%	16%	17%	16%
	Operating income	$20,660	$16,831	$14,493	$35,153	$25,788
SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$63,832	$18,341	$20,034	$83,866	$85,444
Depreciation and amortization		$17,961	$16,341	$18,229	$36,190	$31,962